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EXHIBIT 99.1

                   SHAREHOLDERS APPROVE THE MERGER OF NEW PLAN
                   AND EXCEL REALTY TRUST, CREATING ONE OF THE
                   NATION'S LARGEST SHOPPING CENTER COMPANIES


SAN DIEGO--(BUSINESS WIRE)--Sept. 25, 1998--Shareholders today approved the merger of New Plan Realty Trust (NYSE:NPR - news; NYSE - NPR) and Excel Realty Trust (NYSE - XEL) at special meetings held simultaneously in New York City and San Diego.

The merger, which is being consummated at a formal closing on Monday, Sept. 28, creates New Plan Excel Realty Trust (NYSE - NXL), one of the largest community shopping center companies in the nation.

The merged company has a total capitalization of over $3 billion and its 88 million outstanding common shares will trade on the New York Stock Exchange under the ticker symbol NXL.

With headquarters in New York, New Plan Excel is a company that owns and manages 297 retail properties with over 38 million square feet of retail space in 31 states. New Plan Excel's multifamily residential holdings include 54 properties with 13,000 apartment units in 14 states.

William Newman, chairman of New Plan Excel, expressed his appreciation over the strong vote of confidence shown by shareholders. Significant majorities of voting shareholders of both companies cast their ballots in favor of the merger, he said. Arnold Laubich, chief executive of the company, and Gary Sabin, president, said the vote will have an energizing effect on the company and management's quest for growth.

Pursuant to the merger, immediately following the shareholder meetings on Sept. 25, 1998, Excel paid the previously-announced 20% stock dividend on shares of Excel common stock. Each share of New Plan beneficial interest will be converted into one share of New Plan Excel common stock, and each share of New Plan Series A Preferred Stock will be converted into one share of New Plan Excel Series D Preferred Stock.

Shareholders of New Plan will be asked to exchange their shares for certificates of New Plan Excel Realty Trust, on a share for share basis. Shares of the New Plan Excel common stock, Series A Preferred Stock, and Series B Preferred Stock will trade on the New York Stock Exchange under the symbols NXL, NXL PrA, and NXL PrB, respectively.

New Plan Excel will have 750 employees and, in addition to its principal offices in New York and San Diego, will have 25 offices coast-to-coast.